ELITE PHARMACEUTICALS ANNOUNCES ISSUANCE OF U.S. PATENT FOR ABUSE RESISTANT ORAL DOSAGE FORMULATION

NORTHVALE, N.J. – May 22, 2012 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced the issuance of U.S Patent No. 8,182,836 entitled “Abuse-Resistant Oral Dosage Forms and Method of Use Thereof” by the United States Patent and Trademark Office (USPTO). The issuance of this patent will further protect Elite’s proprietary formulation for abuse resistant products utilizing the pharmacological approach. The Company has additional patents pending for its technology.

"The issuance of this patent is an important milestone for the company. It validates our pharmacological approach to the development of abuse-resistant drug products and provides additional value for these products,” said Jerry Treppel, Elite’s Chairman and CEO.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products partnered with a sales and marketing partner; two ANDA’s have launched, one ANDA is in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA. Elite’s lead pipeline products include a once-daily abuse resistant opioid, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a third undisclosed company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com